Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sera Prognostics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Other	Warrants	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Other	Rights	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Other	Units	Rule 457(o)	(1)	(2)	(2)	—	—	—	—	—	—

	Unallocated (Universal) Shelf	—	Rule 457(o)	N/A	N/A	$100,000,000(1)(2)	$0.00014760	$14,760(3)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carryforward Securities

Carry Forward Securities	—	—	—	—	—			—	—	—	—	—

	Total Offering Amounts					$100,000,000(1)(2)	$0.00014760	$14,760

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$14,760

(1)

There are being registered hereunder such indeterminate number of shares of Class A common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants, rights to purchase Class A common stock, preferred stock, debt securities, warrants or units, and such indeterminate number of units, as may from time to time be offered under this registration statement at indeterminate prices, as shall have an aggregate initial offering price not to exceed $100,000,000.00. Securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of shares of Class A common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act. The $100,000,000 of securities registered pursuant to this registration statement includes $50,000,000 of Class A Common Stock that may be issued and sold under a certain sales agreement with TD Securities (USA) LLC. Upon termination of the sales agreement, any portion of the $50,000,000 included in the sales agreement prospectus supplement that is not sold pursuant to the sales agreement will be available for sale in other offerings pursuant to the base prospectus and a corresponding prospectus supplement, and if no shares are sold under the sales agreement, the full $50,000,000 of securities may be sold in other offerings pursuant to the base prospectus and a corresponding prospectus supplement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.